UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
of the
SECURITIES EXCHANGE ACT OF 1934

Date of Event Requiring Report: September 21, 2004

NEWMARK VENTURES, INC.
(Exact name of registrant as specified in its charter)

DELAWARE
(State or other jurisdiction of incorporation or organization)

000-27407 (Commission File Number)	98-0187705 (IRS Employer Identification Number)

Roderick Shand, Chief Executive Officer
Suite 440-375 Water Street, Vancouver, British Columbia, Canada V6B 5C6
(Address of principal executive offices)

(604) 312-0663
(Registrant's telephone number, including area code)

N/A
(Former Name or Former Address, If Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

(b) Effective September 21, 2004, the board of directors of Newmark Ventures, Inc. (the "Company") accepted the resignation of Kent Carasquero as the Company's chief executive officer and chief financial officer. Further, on September 21, 2004, the Company accepted the resignation of Kent Carasquero as a director of the Company.

Effective September 21, 2004, the board of directors of the Company accepted the resignation of Martin Tutschek as the Company's secretary. Further, on September 21, 2004, the Company accepted the resignation of Martin Tutschek as a director of the Company.

(c) Effective September 21, 2004, the board of directors appointed Roderick Shand as the Company's chief executive officer and chief financial officer. Mr. Shand has worked as a self-employed software consultant based in Vancouver, British Columbia for the past five years. The Company has not entered into any related transactions with Mr. Shand and has not entered into any employment agreement in connection with his appointment.

Effective September 21, 2004, the board of directors appointed Paul Bains as the Company's secretary. Mr. Bains has worked as a realtor with Sutton Centre Realty based in Vancouver, British Columbia for the past five years. The Company has not entered into any related transactions with Mr. Shand and has not entered into any employment agreement in connection with his appointment.

(d) Effective September 21, 2004, the Company appointed Roderick Shand as a new member of the board of directors to serve until the Company's next Annual Meeting of Stockholders. The appointment of Mr. Shand to the Company's board of directors was not based on any prior understanding or arrangement. The Company has not entered into any related transactions with Mr. Shand and has not at this time determined whether Mr. Shand will serve on any standing committee.

Effective September 21, 2004, the Company appointed Paul Bains as a new member of the board of directors to serve until the Company's next Annual Meeting of Stockholders. The appointment of Mr. Bains to the Company's board of directors was not based on any prior understanding or arrangement. The Company has not entered into any related transactions with Mr. Bains and has not at this time determined whether Mr. Shand will serve on any standing committee.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant caused this report to be signed on its behalf by the undersigned thereunto duly authorized

Newmark Ventures, Inc.

Signature	**Date**
By: /s/ Roderick Shand	September 27, 2004
Name: Roderick Shand	
Title: Chief Executive Officer	